Exhibit 99.1

Media Contacts:

Bethany Sherman, NASDAQ OMX

+1.212.401.8714

Bethany.Sherman@nasdaqomx.com

Investor Relations Contact:

Vincent Palmiere, NASDAQ OMX

+1.301.978.5242

Vincent.Palmiere@nasdaqomx.com

NASDAQ OMX Convertible Notes Held by Silver Lake

Converted to Common Equity

New York, N.Y. — October 1, 2009 — The NASDAQ OMX Group, Inc. (NASDAQ OMX: NDAQ) today announced it has entered into an agreement with Silver Lake to convert The NASDAQ Stock Market LLC 3.75% Series A convertible notes held by various Silver Lake funds into NASDAQ OMX common stock. In accordance with the terms of the notes, all of the notes held by the Silver Lake funds and one additional individual, with an aggregate principal amount of approximately $119.6 million, were converted into approximately 8.2 million shares of NASDAQ OMX common stock.

“Silver Lake is a valued, long-term shareholder and we are pleased to have their support as we execute on our stated goal of reducing our outstanding debt obligations,” said Adena Friedman, Chief Financial Officer, NASDAQ OMX. “This transaction is the most recent action taken that has enabled us to reduce total debt obligations by approximately $450 million this year alone.”

Mike Bingle, a Managing Director of Silver Lake, added: “Since Silver Lake’s investment in 2005, management has achieved impressive growth, global thought leadership, and a long list of important innovations. As shareholders we are pleased that the conversion of our notes will further strengthen the company’s balance sheet.”

In return, NASDAQ OMX paid an aggregate of approximately $9.8 million in cash (including approximately $800,000 in accrued interest payments through September 30, 2009) to the converting noteholders and their affiliates, and agreed to issue to the converting noteholders NASDAQ OMX Series A Convertible Preferred Stock valued at $16 million at the time of issuance.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s initiatives, products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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